   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 11, 2003.


                                                     REGISTRATION NO. 333-102074
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                 PRE-EFFECTIVE

                                AMENDMENT NO. 2

                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               FIRSTENERGY CORP.
             (Exact name of registrant as specified in its charter)

                      OHIO                                          34-1843785
(State or other jurisdiction of incorporation or       (I.R.S. Employer Identification No.)
                 organization)

                  76 SOUTH MAIN STREET, AKRON, OHIO 44308-1890
                                 (800) 646-0400
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               DAVID W. WHITEHEAD

                              CORPORATE SECRETARY
                               FIRSTENERGY CORP.
                              76 SOUTH MAIN STREET
                             AKRON, OHIO 44308-1890

                                 (330) 761-4400

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                WITH COPIES TO:
                             LUCAS F. TORRES, ESQ.
                             PILLSBURY WINTHROP LLP
                             ONE BATTERY PARK PLAZA
                            NEW YORK, NY 10004-1490
                                 (212) 858-1000
                              FAX: (212) 858-1500

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION DATED FEBRUARY 11, 2003


PROSPECTUS
                               FIRSTENERGY CORP.
                             STOCK INVESTMENT PLAN
                                6,000,000 SHARES
                                  COMMON STOCK
                               ------------------
    The FirstEnergy Corp. Stock Investment Plan provides a way for shareholders and employees of FirstEnergy Corp. and its subsidiaries, as well as others, to purchase shares of FirstEnergy's common stock. (See Question 4.) Holders of preferred stock of our subsidiaries are also eligible to participate in the Plan. Participants in the Plan may:

    - Reinvest all or a portion of cash dividends paid on stock of FirstEnergy or its subsidiaries that is registered in their names, as well as any common stock credited to their Plan accounts, to purchase shares of FirstEnergy common stock.

    - Make an initial investment in FirstEnergy common stock with a cash payment of at least $250 or, if already a shareholder or employee of FirstEnergy or its subsidiaries, make an investment in FirstEnergy common stock with optional cash investments at any time of at least $25 per payment. After non-shareholders or non-employees make the initial investment, such persons can also make additional optional cash investments of at least $25. Cash investments are limited to a maximum of $100,000 per calendar year.

    - Receive certificates for whole shares of common stock credited to their Plan accounts upon request.

    - Deposit certificates representing FirstEnergy common stock into the Plan for safekeeping.

    - Sell shares of common stock credited to their Plan accounts through the Plan.


    Cash dividends and cash investments under the Plan will be used to purchase shares of FirstEnergy common stock which, at our option, either will be purchased on behalf of Plan participants in the open market by Morgan Stanley & Co. Incorporated, who we refer to as the Independent Agent, or will be newly issued shares. (See Questions 2 and 13.) The price of shares purchased in the open market under the Plan will be the weighted average price paid by the Independent Agent for the shares over the purchase period. (See Question 13.) The price of newly issued shares acquired under the Plan will be the average of the high and low prices of FirstEnergy common stock as reported in The Wall Street Journal's report of New York Stock Exchange Composite Transactions for the investment date. In both cases, the purchase price will include a transaction fee to cover our administrative costs and, if shares are purchased in the open market, the fees of the Independent Agent for its services in executing those purchases. Currently shares are being purchased on the open market, and the total transaction fee is $0.09 per share. (See Question 15.) We will receive all of the proceeds resulting from the purchase of newly issued shares under the Plan. We do not receive any part of the proceeds resulting from the purchase of shares in the open market under the Plan other than the indicated portion of the transaction fees. Our estimated annual administrative cost to operate the Plan is $200,000. Some or all of this cost may be recovered through the transaction fees.


    Fees payable by a Plan participant will be added to the purchase price for shares purchased, and deducted from the selling price for shares sold, under the Plan. (See Questions 15 and 22.)
                             ---------------------


    To the extent required by applicable law in certain jurisdictions, including Arizona, Florida, Idaho, Maine, New Jersey and North Dakota, shares of common stock offered under the Plan to persons who are not already holders of FirstEnergy common stock will be offered only through a registered broker/dealer in those jurisdictions. Currently we have arrangements with Morgan Stanley & Co. Incorporated to act in this capacity.

                             ---------------------

    This Prospectus describes the provisions of the Plan and should be retained by participants for future reference. Shares of FirstEnergy common stock are traded on the New York Stock Exchange under the symbol "FE."

    BEFORE YOU INVEST, YOU SHOULD CAREFULLY READ THIS PROSPECTUS AND THE INFORMATION REFERRED TO UNDER THE HEADING "WHERE YOU CAN FIND MORE INFORMATION." ALSO, BECAUSE INVESTING IN OUR COMMON STOCK INVOLVES RISKS, YOU SHOULD CONSIDER THE INFORMATION PRESENTED UNDER "RISK FACTORS" BEGINNING ON PAGE 1.
                             ---------------------

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined that this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                             ---------------------

                   The date of this Prospectus is          .

                               TABLE OF CONTENTS

                                                               PAGE
                                                               ----
RISK FACTORS................................................     1
FORWARD-LOOKING INFORMATION.................................     9
FIRSTENERGY CORP............................................     9
DESCRIPTION OF THE PLAN.....................................    11
     Purpose................................................    11
     Administration.........................................    11
     Participation..........................................    12
     Dividend Reinvestment..................................    13
     Cash Investments.......................................    14
     Investment Dates.......................................    15
     Purchases..............................................    15
     Safekeeping Option For Common Stock Certificates.......    16
     Sales, Certificate Withdrawals And Closing Plan
      Accounts..............................................    17
     Statements To Participants.............................    18
     Tax Consequences.......................................    18
     Other Information......................................    19
USE OF PROCEEDS.............................................    20
DESCRIPTION OF COMMON STOCK.................................    20
LEGAL MATTERS...............................................    23
EXPERTS.....................................................    24
WHERE YOU CAN FIND MORE INFORMATION.........................    24

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION NOT CONTAINED, OR INCORPORATED BY REFERENCE, IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY FIRSTENERGY. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF FIRSTENERGY SINCE THE DATE OF THIS PROSPECTUS.


     UNLESS THE CONTEXT REQUIRES OTHERWISE, REFERENCES TO "WE," "US," "OUR" AND "FIRSTENERGY" REFER SPECIFICALLY TO FIRSTENERGY CORP. AND ITS SUBSIDIARIES.


                                  RISK FACTORS

     Before investing in our common stock, you should carefully consider the risks described below, as well as the other information contained in this Prospectus or incorporated by reference herein from our other filings with the Securities and Exchange Commission, which we refer you to for more detailed information on our business, industry, and financial and corporate structure. These are risks we consider to be material to your decision whether to invest in our common stock. There may be risks that you view in a different way than we do, and we may omit a risk that we consider immaterial, but you consider important. If any of the following risks occur, our business, financial condition or results of operations could be materially harmed. In that case, the value or trading price of our common stock could decline, and you could lose part or all of your investment.

RISKS RELATED TO OUR BUSINESS

  CHANGES IN COMMODITY PRICES COULD DECREASE REVENUES FROM POWER WE SELL AND INCREASE THE COST OF POWER WE BUY.

     While much of our generation serves customers under rates set by regulatory bodies, we also purchase and sell electricity in the competitive markets. Increases in fuel costs can affect our profit margins in both our competitive and non-competitive markets. Changes in power prices may impact our financial results and financial position by decreasing the amount we receive from the sale of power or increasing the amount we pay to purchase power. Power prices may fluctuate substantially over relatively short periods of time for a variety of reasons and we could be particularly vulnerable if power prices rise while any of our generating units are out of service as a result of an unscheduled outage.

     Although we use derivatives to hedge electricity and natural gas purchase prices over periods of up to three years, we could experience losses on those hedges when the underlying commodities are delivered. These losses would affect our net income at the time of delivery.

  OUR FACILITIES MAY NOT OPERATE AS PLANNED, WHICH MAY INCREASE OUR EXPENSES OR DECREASE OUR REVENUES AND, THUS, HAVE AN ADVERSE EFFECT ON OUR FINANCIAL PERFORMANCE.

     Operation of power plants involves many risks, including the breakdown or failure of equipment or processes, accidents, labor disputes, fuel interruption and performance below expected levels. In addition, weather-related incidents and other natural disasters can disrupt generation, transmission and distribution delivery systems. Operation of our power plants below expected capacity levels could result in lost revenues or increased expenses, including higher maintenance costs and, if we are unable to perform our contractual obligations, penalties or damages may result.

 WE MAY NOT BE ABLE TO OBTAIN ADEQUATE FUEL SUPPLIES, WHICH COULD ADVERSELY AFFECT OUR ABILITY TO OPERATE OUR FACILITIES.

     We purchase fuel from many suppliers. Disruption in the delivery of fuel, including disruptions as a result of weather, labor relations or environmental regulations affecting our fuel suppliers, could adversely affect our ability to operate our facilities, and thus, our results of operations.

RISKS RELATED TO OUR INDUSTRY

 WE ARE SUBJECT TO COMPLEX AND CHANGING GOVERNMENT REGULATIONS THAT MAY REQUIRE INCREASED EXPENSE AND/OR CHANGES IN BUSINESS STRATEGY THAT COULD HAVE A NEGATIVE IMPACT ON THE RESULTS OF OPERATIONS OF FIRSTENERGY AND OUR SUBSIDIARIES.

     We are subject to comprehensive regulation by various federal, state and local regulatory agencies that significantly influences our operating environment. We are required to have numerous permits, approvals and certificates from the agencies that regulate our business. We believe the necessary permits, approvals and certificates have been obtained for our existing operations and that our business is conducted in accordance with applicable laws; however, we are unable to predict the impact on our operating results from the future regulatory activities of any of these agencies. Changes in or reinterpretations of existing laws or regulations or the imposition of new laws or regulations may require us to incur additional expenses or change the way we run our businesses, and therefore have an adverse impact on our results of operations.

     As a registered public utility holding company, we are subject to regulation by the SEC under the Public Utility Holding Company Act of 1935. The SEC has determined that our electric facilities constitute a single integrated public utility system under the standards of the Holding Company Act. The Holding Company Act regulates us with respect to accounting, the issuance of securities, the acquisition and sale of utility assets, securities or any other interest in any business, and entering into, and performance of, service, sales and construction contracts among our subsidiaries, and certain other matters. The Holding Company Act also limits the extent to which we may engage in non-utility businesses or acquire additional utility businesses. Each of our operating utility subsidiaries' retail rates, conditions of service, issuance of securities and other matters are subject to regulation in the state in which it operates -- in Ohio by the Public Utilities Commission of Ohio, in New Jersey by the New Jersey Board of Public Utilities and in Pennsylvania by the Pennsylvania Public Utility Commission. With respect to their wholesale and interstate electric operations and rates, those subsidiaries are subject to regulation, including regulation of their accounting policies and practices, by the Federal Energy Regulatory Commission. Under Ohio law, municipalities may regulate rates, subject to appeal to the Public Utilities Commission of Ohio if not acceptable to the utility. In addition, our subsidiary American Transmission Systems Incorporated, is subject to regulation by the Federal Energy Regulatory Commission with respect to its rates and operation of interstate transmission. Decisions by any of these regulatory bodies could affect us adversely for the reasons described above.

 RESTRUCTURING AND DEREGULATION IN THE ELECTRIC UTILITY INDUSTRY MAY RESULT IN INCREASED COMPETITION AND UNRECOVERABLE COSTS THAT COULD ADVERSELY AFFECT OUR AND OUR UTILITY SUBSIDIARIES' BUSINESS AND RESULTS OF OPERATIONS.

     As a result of the actions taken by state legislative bodies over the last few years, major changes in the electric utility business are occurring in parts of the United States, including Ohio, New Jersey and Pennsylvania, where our utility subsidiaries operate. These changes have resulted in fundamental alterations in the way integrated utilities and holding company systems, like ours, conduct their business.

     Increased competition resulting from restructuring efforts could have a significant, adverse financial impact on us and our utility subsidiaries and consequently on our results of operations. Increased competition could result in increased pressure to lower prices, including the price of electricity. Retail competition and the unbundling of regulated electric service could have a significant, adverse financial impact on us and our subsidiaries due to potential impairment of assets, a loss of retail customers, lower profit margins or increased costs of capital. We cannot predict the extent and timing of entry by additional competitors into the electric markets.

     In Ohio, New Jersey and Pennsylvania, laws applicable to electric industry restructuring and the respective state regulatory plans of our operating electric utility subsidiaries in those states include provisions:

     - establishing provider-of-last-resort, or PLR, obligations for customers who have not selected other suppliers in those subsidiaries' service areas,

     - allowing customers to select other generation suppliers, and

     - deregulating those subsidiaries' electric generation businesses.

     Under their respective PLR obligations our regulated utility subsidiaries are required to provide electric service to customers who have not selected other suppliers at capped rates, which may be below current market rates and may not have any relationship to our cost of supplying this power. To satisfy PLR obligations in their respective service areas during applicable transition periods, our regulated utility subsidiaries source power either from electricity supplied through our competitive energy services subsidiary, FirstEnergy Solutions Corp., or from grandfathered wholesale and non-utility generator contracts. FirstEnergy Solutions in turn obtains power from generation assets owned or leased by FirstEnergy Generation Corp., or through open market purchases. Because PLR rates are capped, we bear the risks associated with increases in the costs of procuring such power, whether those increases are experienced directly by us through fuel price increases, increased costs of environmental compliance or generating unit outages, or reflected in the market prices we must pay for purchased power. In addition, increases in these costs can no longer be recovered from customers as was permitted prior to state restructuring. If these costs were to increase significantly and prove unrecoverable, our profit margins may significantly decrease and adversely affect our results of operations and business.

     Our PLR customers may choose to purchase power from alternative unaffiliated suppliers. Should they choose to switch from us, our revenues from power sales would decrease. On the other hand, customers originally choosing alternative unaffiliated suppliers may switch back to us, which may increase demand above our available generation or contractual capacity and force us to purchase additional power on the open market at potentially unfavorable prices. Switching by customers as permitted by the state laws referred to above, therefore, could have an adverse effect on our results of operations and financial position. Conversely, to the extent power we sell to meet our PLR obligations could have been sold to third parties at more favorable wholesale prices, we will have incurred potentially significant lost opportunity costs.

     In addition, our Ohio transition plan stipulation also granted preferred access over our Ohio utility subsidiaries to unaffiliated marketers, brokers and aggregators to 1,120 MW of our generation capacity through 2005 at established prices for sales to suppliers serving the retail customers of our Ohio utility subsidiaries. To the extent any of that capacity is used by unaffiliated parties, we may incur potentially significant lost opportunity costs if we could have sold such capacity at more favorable wholesale prices or used it in satisfaction of PLR obligations in preference to higher priced purchased power obtained for that purpose.

 THE DIFFERENT REGIONAL POWER MARKETS IN WHICH WE COMPETE OR WILL COMPETE IN THE FUTURE HAVE CHANGING TRANSMISSION REGULATORY STRUCTURES, WHICH COULD AFFECT OUR PERFORMANCE IN THESE REGIONS.

     Our results are likely to be affected by differences in the market and transmission regulatory structures in various regional power markets. Problems or delays that may arise in the formation and operation of new regional transmission organizations, or RTOs, may restrict our ability to sell power produced by our generating capacity to certain markets if there is insufficient transmission capacity otherwise available. The rules governing the various regional power markets may also change from time to time, which could affect our costs or revenues. Because it remains unclear which companies will be participating in the various regional power markets, or how RTOs will develop or what regions they will cover, we are unable to assess fully the impact that transmission requirements may have on our business.

     Management is unable to predict the outcome of these transmission regulatory actions and proceedings or their impact on the timing and operation of RTOs, our transmission operations or future results of operations and cash flows.

 WE ARE EXPOSED TO RISKS OF NUCLEAR GENERATION, WHICH INVOLVE ISSUES AND UNCERTAINTIES RELATING TO HEALTH AND SAFETY, THE ADEQUACY OF INSURANCE COVERAGE AND NUCLEAR PLANT DECOMMISSIONING.

     We currently have interests in four nuclear generating units operated by our subsidiary, FirstEnergy Nuclear Operating Company: Beaver Valley Power Station Units 1 and 2; Davis-Besse Nuclear Power Station; and Perry Nuclear Power Plant Unit 1. We are, therefore, subject to the risks of nuclear generation, which include the following:

     - the potential harmful effects on the environment and human health resulting from the operation of nuclear facilities and the storage, handling and disposal of radioactive materials;

     - limitations on the amounts and types of insurance commercially available to cover losses that might arise in connection with our nuclear operations or those of others in the United States;

     - uncertainties with respect to contingencies and assessment amounts if insurance coverage is inadequate; and

     - uncertainties with respect to the technological and financial aspects of decommissioning nuclear plants at the end of their licensed operation.

     The Nuclear Regulatory Commission, or NRC, has broad authority under federal law to impose licensing and safety-related requirements for the operation of nuclear generation facilities. In the event of non-compliance, the NRC has the authority to impose fines or shut down a unit, or both, depending upon its assessment of the severity of the situation, until compliance is achieved. Revised safety requirements promulgated by the NRC could necessitate substantial capital expenditures at nuclear plants, including ours.

     On April 30, 2002, the NRC initiated a formal inspection process at the Davis-Besse nuclear plant. This action was taken in response to corrosion we found in the reactor vessel head near the nozzle penetration hole during a refueling outage in the first quarter of 2002. The purpose of the formal inspection process is to establish criteria for NRC oversight of the licensee's performance and to provide a record of the major regulatory and licensee actions taken, and technical issues resolved, leading to the NRC's approval of restart of the plant. As a result, the plant continues to remain offline. We expect to complete refurbishment and installation of the replacement reactor head as well as any other work related to restart of the plant early in 2003. The NRC must authorize restart of the plant following its formal inspection process before the unit can be returned to service. More details of the repair costs incurred through 2002 are contained in our quarterly reports on Form 10-Q, as well as our current reports on Form 8-K filed with the SEC (see "Where You Can Find More Information").

     Any of our plants could experience a serious nuclear incident at any time. If such an incident did occur, it could cause us to incur significant repair and replacement power expenses, which could adversely affect our results of operations or financial condition. In addition, a major incident at any nuclear facility anywhere in the world could cause the NRC to limit or prohibit the operation or licensing of any domestic nuclear unit. Any such action could require us to purchase replacement power on the open market. Depending on prevailing market prices for replacement power, our financial condition, cash flows and results of operations could be materially adversely affected if this were to occur.

     In addition, under the public liability insurance provided pursuant to the Price Anderson Act, we could be required to pay additional amounts in the event that losses in excess of private insurance occur as a result of a nuclear incident at any U.S. nuclear unit. As members of Nuclear Electric Insurance Limited, or NEIL, our subsidiaries owning or leasing interests in a nuclear facility are also subject to assessments under the insurance policies that cover replacement power costs in the event of an extended outage at any NEIL member company's nuclear facility if losses exceed the accumulated funds available to the insurer.

 OUR OPERATING RESULTS ARE AFFECTED BY WEATHER CONDITIONS AND MAY FLUCTUATE ON A SEASONAL AND QUARTERLY BASIS.

     Weather conditions directly influence the demand for electric power. In our service territories, demand for power peaks during the hot summer months, with market prices also typically peaking at that time. As a result, our overall operating results may fluctuate on a seasonal and quarterly basis. In addition, we have historically sold less power, and consequently earned less revenue, when weather conditions are milder. Severe weather, such as tornadoes, hurricanes, storms and droughts, may cause outages and property damage which may require us to incur additional expenses. The effect of the failure of our facilities to operate as planned, as described above, would be particularly burdensome during a peak demand period.

 CHANGES IN TECHNOLOGY MAY SIGNIFICANTLY AFFECT OUR BUSINESS BY MAKING OUR POWER PLANTS LESS COMPETITIVE.

     A key element of our business model is that generating power at central power plants achieves economies of scale and produces power at relatively low cost. There are other technologies that produce power, most notably fuel cells, microturbines, windmills and photovoltaic (solar) cells. It is possible that advances in technology could reduce the cost of alternative methods of producing power to a level that is competitive with that of most central power station electric production. If this were to happen and if these technologies achieved economies of scale, the value of our power plants could be reduced and, unless we also developed these technologies, our market share could be eroded. Changes in technology could also alter the channels through which retail electric customers buy power, thereby potentially decreasing demand for our product and harming our financial results.

 OUR COSTS OF COMPLIANCE WITH ENVIRONMENTAL LAWS ARE SIGNIFICANT, AND THE COST OF COMPLIANCE WITH FUTURE ENVIRONMENTAL LAWS COULD HARM OUR CASH FLOW AND PROFITABILITY.

     Our operations are subject to extensive federal, state and local environmental statutes, rules and regulations relating to air quality, water quality, waste management, natural resources and health and safety. Compliance with these legal requirements requires us to commit significant capital toward environmental monitoring, installation of pollution control equipment, emission fees and permits at all of our facilities. These expenditures have been significant in the past and we expect that they will increase in the future. If the costs of compliance with existing environmental regulations were to increase, it could harm our industry, our business and our results of operations and financial position. Moreover, environmental laws are constantly subject to change, which may materially increase our costs of compliance or accelerate the timing of these capital expenditures, especially if emission and/or discharge limits are tightened, more extensive permitting requirements are imposed, additional substances become regulated and the number and types of our operating assets subject to such regulation increase.

     Our compliance strategy, although reasonably based on the information available to us today, may not successfully address the relevant standards and interpretations of the future.

 GOVERNMENTAL AUTHORITIES MAY ASSESS PENALTIES ON US FOR FAILURES TO COMPLY WITH ENVIRONMENTAL LAWS AND REGULATIONS.

     If we fail to comply with environmental laws and regulations, even if caused by factors beyond our control, that failure may result in the assessment of civil or criminal penalties and fines against us. Recent lawsuits by the U.S. Environmental Protection Agency and various states filed against us highlight the environmental risks faced by generating facilities, in general, and coal-fired generating facilities, in particular.

     In 1999 and 2000, the EPA issued Notices of Violation or a Compliance Order to nine utilities covering 44 power plants, including our W. H. Sammis Plant. In addition, the U.S. Department of Justice filed eight civil complaints against various investor-owned utilities, which included a complaint against Ohio Edison Company and Pennsylvania Power Company in the U.S. District Court for the Southern District of Ohio. The Notices of Violation and complaint allege violations of the Clean Air Act based on operation and maintenance of the Sammis Plant dating back to 1984. The complaint requests permanent injunctive relief to require the installation of "best available control technology" and civil penalties of up to $27,500 per day of violation. Although unable to predict the outcome of these proceedings, we believe the Sammis Plant is in full compliance with the Clean Air Act and the Notices of Violation and complaint are without merit. Nevertheless, penalties could be imposed if the Sammis Plant continues to operate without correcting the alleged violations and a court determines that the allegations are valid. The Sammis Plant continues to operate while these proceedings are pending.

     If these actions are resolved against us, substantial modifications of our existing coal-fired power plants may be required. In addition, we could be required to invest significantly in additional emission control equipment, accelerate the timing of capital expenditures, pay penalties and/or halt operations -- costs which in most cases will not be recoverable through rates as they once might have been. Moreover, our results of operations and financial position could be reduced due to the consequent reallocation of management resources and the expense of ongoing litigation.

RISKS RELATED TO OUR FINANCIAL AND CORPORATE STRUCTURE

 OUR BUSINESS IS DEPENDENT ON OUR ABILITY TO SUCCESSFULLY ACCESS CAPITAL MARKETS. OUR INABILITY TO ACCESS CAPITAL MAY LIMIT OUR ABILITY TO EXECUTE OUR BUSINESS PLAN OR PURSUE IMPROVEMENTS.

     We rely on access to both short-term money markets and longer-term capital markets as a source of liquidity for capital requirements not satisfied by the cash flow from our operations. If we are not able to access capital at competitive rates, our ability to execute our strategy will be adversely affected. Certain market disruptions or a downgrade of our credit rating may increase our cost of borrowing or adversely affect our ability to access one or more financial markets. Such disruptions could include:

     - further economic downturns;

     - the bankruptcy of an unrelated energy company;

     - capital market conditions generally;

     - market prices for electricity and gas;

     - terrorist attacks or threatened attacks on our facilities; or

     - the overall health of the utility industry.

     Restrictions on our ability to access financial markets may affect our ability to execute our business plan as scheduled. An inability to access capital may limit our ability to pursue improvements or acquisitions that we may otherwise rely on for future growth.

 INCREASES IN OUR DEBT-TO-EQUITY RATIO, COMMONLY REFERRED TO AS LEVERAGE, COULD ADVERSELY AFFECT OUR COMPETITIVE POSITION, BUSINESS PLANNING AND FLEXIBILITY, FINANCIAL CONDITION, ABILITY TO SERVICE OUR DEBT OBLIGATIONS AND TO PAY DIVIDENDS ON OUR COMMON STOCK, AND ABILITY TO ACCESS CAPITAL ON FAVORABLE TERMS.

     Our cash requirements arise primarily from the capital-intensive nature of our electric utilities. In addition to operating cash flows, we rely heavily on our short-term credit facilities and long-term debt. Our credit lines impose various limitations that could impact our liquidity and result in a significant adverse impact on our business strategy and our ongoing financing needs. Changes in economic conditions could result in higher interest rates, which would increase our interest expense on our floating rate debt and reduce funds available to us for our current plans. Additionally, an increase in our leverage could adversely affect us by:

     - increasing the cost of future debt financing;

     - prohibiting the payment of dividends on our common stock or adversely impacting our ability to pay such dividends at the current rate;

     - making it more difficult for us to satisfy our existing financial obligations;

     - limiting our ability to obtain additional financing, if needed, for working capital, acquisitions, debt service requirements or other purposes;

     - increasing our vulnerability to adverse economic and industry conditions;

     - requiring us to dedicate a substantial portion of our cash flow from operations to payments on our debt, which would reduce funds available to us for operations, future business opportunities or other purposes; and

     - limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we compete.

 A DOWNGRADE IN OUR CREDIT RATING COULD NEGATIVELY AFFECT OUR ABILITY TO ACCESS CAPITAL.

     Standard & Poor's and Moody's Investors Service rate our senior, unsecured debt at BBB- and Baa2, respectively. These ratings indicate the agency's assessment of our ability to pay interest, distributions and principal on these securities. If Moody's or Standard & Poor's were to downgrade our long-term rating, particularly below investment grade, our borrowing costs would increase which would diminish our financial results. In addition, we would likely be required to pay a higher interest rate in future financings, and our potential pool of investors and funding sources could decrease. We may also be forced to issue additional equity, which would have a dilutive effect on our equity holders and our earnings-per-share results.

     Various energy supply contracts contain credit enhancement provisions in the form of cash collateral or letters of credit in the event of a reduction in credit rating below investment grade. Requirements of these provisions vary and typically require more than one rating reduction to fall below investment grade by Standard & Poor's or Moody's to trigger additional collateralization by us. As of September 30, 2002, rating-contingent collateralization totaled $23.3 million. We monitor these collateralization provisions and update our total exposure monthly.

 OUR CASH FLOW, ABILITY TO PAY DIVIDENDS AND ABILITY TO MEET DEBT OBLIGATIONS LARGELY DEPEND ON THE PERFORMANCE OF OUR SUBSIDIARIES AND AFFILIATES.

     We are a holding company and conduct our operations primarily through subsidiaries. Substantially all of our consolidated assets are held by such subsidiaries. Accordingly, our cash flow, our ability to pay dividends on our common stock and our ability to meet our obligations to creditors are largely dependent upon the earnings of these subsidiaries and the distribution or other payment of such earnings to us in the form of dividends. The subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due on any debt or equity securities that we issue or to make any funds available for such payment.

     Because we are a holding company, our unsecured obligations will be effectively subordinated to all existing and future liabilities of our subsidiaries. Therefore, our rights and the rights of our shareholders and creditors to participate in the assets of any subsidiary in the event that such a subsidiary is liquidated or reorganized, will be subject to the prior claims of the subsidiary's creditors. To the extent that we may ourselves be a creditor with recognized claims against any such subsidiary, our claims would still be effectively subordinated to any security interest in, or mortgages or other liens on, the assets of the subsidiary and would be subordinated to any indebtedness or other liabilities of the subsidiary senior to that held by us. Although certain agreements to which we and our subsidiaries are parties limit the ability to incur additional indebtedness, we and our subsidiaries retain the ability to incur substantial additional indebtedness and other liabilities.

                          FORWARD-LOOKING INFORMATION

     This Prospectus includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements typically contain, but are not limited to, the terms "anticipate", "potential", "expect", "believe", "estimate" and similar words. Actual results may differ materially due to the speed and nature of increased competition and deregulation in the electric utility industry, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy and commodity market prices, legislative and regulatory changes (including revised environmental requirements), the availability and cost of capital, ability to accomplish or realize anticipated benefits from strategic initiatives and other similar factors.

                               FIRSTENERGY CORP.


     FirstEnergy Corp. was organized under the laws of the State of Ohio in 1996. On November 7, 2001, we merged with GPU, Inc. and we were the surviving company. We are a registered public utility holding company, and as such are subject to regulation by the SEC under the Holding Company Act. Our principal business is the holding, directly or indirectly, of all of the outstanding common stock of our principal electric utility operating subsidiaries, Ohio Edison Company, The Cleveland Electric Illuminating Company, Pennsylvania Power Company, The Toledo Edison Company, Jersey Central Power & Light Company, Metropolitan Edison Company and Pennsylvania Electric Company. Our other principal operating subsidiaries include American Transmission Systems, Incorporated; FirstEnergy Solutions Corp.; FirstEnergy Facilities Services Group, LLC; MYR Group, Inc.; MARBEL Energy Corporation; FirstEnergy Nuclear Operating Company; GPU Capital, Inc.; and GPU Power, Inc. American Transmission Systems owns and operates transmission facilities located within the service areas of Ohio Edison, Cleveland Electric, Toledo Edison and Penn Power. FirstEnergy Solutions provides energy-related products and services and, through its FirstEnergy Generation Corp. subsidiary, operates our non-nuclear generation business. FirstEnergy Nuclear Operating operates the electric utility subsidiaries' nuclear generating facilities. FirstEnergy Facilities Services Group is the parent company of several heating, ventilating, air conditioning and energy management companies, and MYR is a utility infrastructure construction service company. MARBEL is a fully integrated natural gas company. GPU Capital, Inc. owns and operates electric distribution systems in foreign countries and GPU Power, Inc. owns and operates generation facilities in foreign countries.

     Our consolidated revenues are primarily derived from electric service provided by our electric utility subsidiaries. The combined service areas of our electric utility operating subsidiaries encompass approximately 37,200 square miles in Ohio, Pennsylvania and New Jersey. The areas they serve have a combined population of approximately 11.0 million.

     As of September 30, 2002, Ohio Edison, Cleveland Electric, Penn Power and Toledo Edison had 12,980 megawatts (MW) of generation capacity to meet customer needs. Pursuant to our corporate separation plan implemented under Ohio utility restructuring legislation, we transferred operational control of the non-nuclear generation assets of those operating subsidiaries to FirstEnergy Generation as of January 1, 2001. We expect that the transfer of ownership of those assets to FirstEnergy Generation will be completed by December 31, 2005, the end of the legislation's market development period.


     As a result of restructuring legislation in Pennsylvania and New Jersey, GPU had divested essentially all of its generation assets prior to the time we agreed to merge with GPU in August 2000. However, Pennsylvania and New Jersey restructuring orders require Jersey Central, Pennsylvania Electric and Metropolitan Edison, operating subsidiaries of ours that were formerly owned by GPU, to act as providers of last resort by supplying electricity to customers who do not choose an alternate supplier. Jersey Central's obligation in New Jersey is removed for the period through July 2003 as a result of a regulatory approved auction. Pennsylvania Electric's and Metropolitan Edison's obligations in Pennsylvania extend through 2010. Effective September 1, 2002, Metropolitan Edison and Pennsylvania Electric assigned their provider of last resort (PLR) responsibility to an affiliate company, FirstEnergy Solutions, through a wholesale power sale. The PLR sale runs through the end of 2002 and will be automatically extended for each successive calendar year unless any party elects to cancel the agreement by November 1 of the preceding year. Under the terms of the wholesale agreement, FirstEnergy Solutions assumes the supply obligation and the energy supply profit and loss risk for the portion of power supply requirements not self-supplied by Metropolitan Edison and Pennsylvania Electric under their non-utility generation (NUG) contracts and other existing power contracts with nonaffiliated third party suppliers. This arrangement reduces Metropolitan Edison's and Pennsylvania Electric's exposure to high wholesale power prices by providing power below the shopping credit for their uncommitted PLR energy costs during the term of the agreement to FirstEnergy Solutions. Metropolitan Edison and Pennsylvania Electric will continue to defer those cost differences between NUG contract rates and the rates reflected in their capped generation rates.


     Our principal executive office is located at 76 South Main Street, Akron, Ohio 44308-1890; telephone: (330) 646-0400.

                            DESCRIPTION OF THE PLAN

     The following questions and answers describe the terms and conditions of the Plan. We suggest that you keep this Prospectus for future reference.

PURPOSE

 1. Q. What is the purpose of the Plan?

    A. The purpose of the Plan is to provide shareholders and employees of FirstEnergy and its subsidiaries, as well as others, a way to purchase shares of FirstEnergy common stock. Purchases can be made by investing cash and/or reinvesting cash dividends.

ADMINISTRATION

 2. Q. Who administers the Plan?

    A. We administer the Plan. This includes keeping the Plan records and serving as custodian for shares held in the Plan. If we elect to meet the purchase requirements of participants through purchases of shares of common stock in the open market, funds for investment will be deposited promptly into an escrow account for the benefit of Plan participants. An Independent Agent appointed by us will then act on behalf of participants in buying shares. The Independent Agent, or such other registered securities broker designated by us, will sell Plan shares on behalf of participants.


      The Independent Agent is not an affiliate of FirstEnergy or our subsidiaries. Neither FirstEnergy, any affiliate of ours nor any participant will exercise any direct or indirect control or influence over
      (a) the times when, or the prices at which, the Independent Agent purchases shares for the Plan, (b) the amount of the securities to be purchased, (c) the manner in which the securities are to be purchased, or
      (d) the selection of a broker or dealer (other than the Independent Agent itself) through which the purchase may be executed. We will not change more than once, in any three-month period, the source of the shares to fund the plan.


      WE RESERVE THE RIGHT TO INTERPRET AND REGULATE THE PLAN AS DEEMED NECESSARY OR DESIRABLE. NEITHER FIRSTENERGY NOR OUR INDEPENDENT AGENT WILL BE LIABLE FOR ANY ACT DONE IN GOOD FAITH OR FOR ANY OMISSION TO ACT IN GOOD FAITH, INCLUDING, WITHOUT LIMITATION, ANY CLAIM OF LIABILITY ARISING OUT OF FAILURE TO CLOSE A PARTICIPANT'S ACCOUNT UPON THE PARTICIPANT'S DEATH PRIOR TO RECEIPT OF WRITTEN NOTICE OF SUCH DEATH, OR WITH RESPECT TO THE PRICES AT WHICH SHARES OF COMMON STOCK ARE PURCHASED OR SOLD FOR THE PARTICIPANT'S ACCOUNT AND THE TIMES WHEN SUCH PURCHASES AND SALES ARE MADE, OR WITH RESPECT TO ANY LOSS OR FLUCTUATION IN THE MARKET VALUE AFTER THE PURCHASE OR SALE OF SUCH SHARES. HOWEVER, WE SHALL NOT BE RELIEVED FROM ANY LIABILITY IMPOSED UNDER ANY FEDERAL, STATE OR OTHER APPLICABLE SECURITIES LAW THAT CANNOT BE WAIVED.

 3. Q. Who should I contact with questions concerning the Plan or FirstEnergy?

    A. You may call our Investor Services toll-free at (800) 736-3402 or visit our Web site at www.firstenergycorp.com. You may also write to us at the following address:

                                   FIRSTENERGY CORP.
                                   INVESTOR SERVICES
                                   76 SOUTH MAIN STREET
                                   AKRON, OH 44308-1890

PARTICIPATION

 4. Q. Who is eligible to participate in the Plan?

    A. All registered shareholders and employees of FirstEnergy and its subsidiaries, including holders of preferred stock of subsidiaries, are eligible to participate. In addition, any person or entity who is not a registered shareholder or employee is eligible to participate provided that in the case of citizens or residents of a country other than the United States, its territories and possessions, their participation would not violate local laws applicable to FirstEnergy, the Plan or the participant.

 5. Q. How do I enroll in the Plan or change my method of participation?

    A. SHAREHOLDERS -- Current registered shareholders can enroll by completing and signing a Plan Enrollment Form.

      EMPLOYEES -- Employees can enroll by completing and signing a Plan Enrollment Form/Payroll Deduction Authorization Form. If voluntary payroll deductions are not desired, this form must be accompanied by a cash payment.

      OTHER PERSONS OR ENTITIES -- If you are not a registered shareholder or employee, you can enroll by making an initial cash investment of at least $250 and completing and signing a Plan Enrollment Form. The Plan Enrollment Form provides information necessary to open an account, such as the stock registration desired, address and taxpayer identification number.

      You may change your method of participation at any time by completing and signing another Plan Enrollment Form. In the case of an employee who is using payroll deductions to invest in the Plan, the amount of the deduction can be changed or canceled by completing and signing another Plan Enrollment Form/Payroll Deduction Authorization Form.

 6. Q. What dividend payment options are provided under the Plan?

    A. The Plan provides complete flexibility in regard to how dividends are paid. You are asked to provide payment instructions by completing both Parts (A) and (B) of the Dividend Reinvestment and Payment Instructions Section of the Plan Enrollment Form. Part (A) contains payment instructions for shares that are held by you in certificate form. Part
       (B) contains payment instructions for shares that are held by us in an account for you. Dividend payment options are as follows:

      REINVEST DIVIDENDS ON ALL SHARES -- All dividends are reinvested to purchase shares of FirstEnergy common stock.

      PAY CASH DIVIDENDS ON ALL SHARES -- All dividends are paid in cash.

      PAY CASH DIVIDENDS ON PORTION OF SHARES -- You may elect to have a portion of dividends paid in cash and reinvest the remaining dividends to purchase shares of FirstEnergy common stock by selecting the number of shares, the percent, or the dollar amount of dividends to be paid in cash.

      If you elect to receive all or a portion of your dividends in cash, your cash dividends may be deposited directly into your checking, savings or credit union account at any financial institution that accepts electronic direct deposits. Receiving your payments by direct deposit ensures that the funds will be deposited into your bank account on the payment date. If you are interested in direct deposit of dividends, you should complete the appropriate section on the Plan Enrollment Form or call Investor Services for a Direct Deposit Authorization Form.

 7. Q. When must my Plan Enrollment Form be received by FirstEnergy?

    A. For dividends to be reinvested, your Plan Enrollment Form must be received by FirstEnergy on or before the record date for the dividend payment; otherwise, reinvestment of dividends will start with the next succeeding dividend payment. The dividend record and payment dates for preferred stock dividends vary and can be obtained by contacting Investors Services. The dividend record and payment dates for common stock dividends, which must be declared by the Board of Directors, are expected to be as follows:

      RECORD DATES -- Fifth business day of February, May, August, November

      PAYMENT DATES -- March 1, June 1, September 1, December 1

      For initial cash investments, a properly completed Plan Enrollment Form and the initial cash payment must be received by FirstEnergy prior to a cash Investment Date, which are the 1st and 15th day of each month. Otherwise, the investment will be made on the next succeeding cash Investment Date. See Question 11 for additional information.

DIVIDEND REINVESTMENT

 8. Q. What is meant by dividend reinvestment?

    A. If you elect to reinvest all or a portion of your dividends, we will take those dividends and purchase shares of FirstEnergy common stock for you. The amount reinvested will be reduced by (1) any amount that is required to be withheld under any applicable tax or other statutes and (2) applicable transaction fees. See the "Purchases" section for more detailed information.

CASH INVESTMENTS

 9. Q. Who is eligible to make cash investments?

    A. All persons and entities that are eligible to participate in the Plan are eligible to make cash investments. See Question 4 for Plan eligibility requirements.

10. Q. What are the minimum and maximum cash investments?

    A. If you are not a registered shareholder or employee of FirstEnergy or its subsidiaries, the initial cash investment must be at least $250.

      If you are a registered shareholder or employee of FirstEnergy or its subsidiaries, the minimum cash investment is $25 per payment; however, for employees who elect to use payroll deduction to make cash investments, the minimum deduction is $10.

      The maximum amount of cash investments is $100,000 per calendar year.

11. Q. How do I make a cash investment?

    A. If you are not a current Plan participant, you must enclose a check with your Plan Enrollment Form.

      If you are a current Plan participant, you can make a cash investment by sending a check or by signing up for automatic electronic investments as discussed below. When sending a check, you should attach a cash investment form, which is attached to your Plan statements. You may also send a check without a cash investment form; however, your stock registration or tax identification number should be included on your check for account identification purposes, along with a cover letter requesting that the check be used to purchase common stock of FirstEnergy. If you are sending a cash payment to open a new account, you must send a letter of instruction providing the name, address and tax identification number (include an IRS Form W-9) for the new account.

      All checks should be made payable to "FirstEnergy Corp." and sent to FirstEnergy Investor Services at 76 South Main Street, Akron, OH 44308-1890. For the protection of participants, we discourage sending cash or endorsed second-party checks. Cash investments received from foreign shareholders must be in United States dollars.

      You may authorize monthly automatic electronic cash investments by completing the appropriate section on the Enrollment Form or by completing an Automatic Electronic Investment Authorization Form available from Investor Services. This enables you to make regular investments, if you choose, without the inconvenience of writing and mailing checks. If you authorize automatic electronic cash investments, funds will be withdrawn from your bank or credit union account around the 25th day of each month and will be invested on the next Investment Date following the withdrawal. Your bank, savings association or credit union must be a member of the National Automated Clearinghouse Association. You may change the amount automatically withdrawn or the financial institution at any time by completing a new Automatic Electronic Investment Authorization Form, and you may stop automatic electronic cash investments by notifying Investor Services in writing.

      Cash investments, pending purchase of common stock through the Plan, will be credited to your Plan account and held in a bank account separate from funds of FirstEnergy. No interest will be paid to you on cash held for investment. You may request the return of a cash investment upon written request received by FirstEnergy not later than 48 hours prior to the applicable Investment Date.


INVESTMENT DATES

12. Q. When are the Investment Dates for Plan purchases?

    A. Investment Dates for reinvested dividends are the dividend payment dates. Payment dates for common stock dividends are expected to be March 1, June 1, September 1 and December 1. Payment dates for preferred stock dividends can be obtained by contacting Investor Services. Investment Dates for cash investments are the 1st and 15th day of each month. A cash investment must be received by FirstEnergy by the business day before the Investment Date in order to be invested on such Investment Date. Otherwise, the cash investment will be held by FirstEnergy and invested on the next Investment Date.

      In order to receive dividends on shares of common stock purchased with a cash investment, the shares must be purchased on an Investment Date prior to the dividend record date. Record dates for common stock dividends are expected to be the fifth business day of February, May, August and November.

PURCHASES

13. Q. What is the price of shares purchased under the Plan?


    A. Reinvested dividends and cash investments will be used to purchase shares of FirstEnergy common stock which, at the option of FirstEnergy, will be either purchased on behalf of Plan participants in the open market by an Independent Agent appointed by FirstEnergy or newly issued shares. When shares are purchased in the open market, the purchase price per share will be the weighted average price of the aggregated shares purchased by the Independent Agent during the purchase period plus a transaction fee of $.09 per share. The purchase period may begin no more than three business days before the Investment Date, and should be completed no more than ten days after the Investment Date, although it could be longer. The length of the purchase period is affected by the amount of funds to be invested, the availability of shares in the open market, and market conditions. Purchases of shares pursuant to cash payments will be completed no later than 30 days after receipt of cash payments. The Independent Agent will combine the funds of all participants for the purpose of executing purchase transactions.



      When shares to be purchased are satisfied by newly issued shares, the price will be the average of the high and low prices of FirstEnergy's common stock, as reported in The Wall Street Journal's report of New York Stock Exchange Composite Transactions, for the Investment Date (or the next preceding day on which FirstEnergy common stock is traded on the New York Stock Exchange, if it is not traded on the Investment Date), plus a transaction fee which is not expected to exceed $.09 per share.

      The determination of the source of shares of common stock to be used for purchases under the Plan will be solely based on FirstEnergy's need to increase equity capital. If FirstEnergy does not need to raise funds externally or if the need for funds is satisfied using sources other than the issuance of new shares through the Plan, shares of common stock purchased for participants under the Plan will be purchased in the open market. As of the date of this Prospectus, shares of common stock purchased for participants under the Plan are being purchased in the open market. We will not change more than once in any three-month period the source of the purchase of the shares.

      If shares cannot be purchased with respect to an Investment Date due to the inability to purchase shares during the purchase period, or if such purchase is deemed to be otherwise inadvisable by FirstEnergy or the Independent Agent, the dividends and cash investments which otherwise would have been invested will be paid or returned, as the case may be, by the Company issuing checks to the affected participants without interest.

14. Q. How many shares of common stock will be purchased?


    A. The number of shares (including any fraction of a share) of common stock purchased for you will be determined by dividing the total amount of the cash dividend and/or cash investment to be invested for you on the Investment Date by the purchase price. All shares purchased under the Plan are held by FirstEnergy and credited to your Plan account until such time as you request the withdrawal of shares from your Plan account. Because only the Independent Agent may direct the time or price at which shares are purchased, we cannot exercise, directly or indirectly, control or influence over the number of shares to be purchased.


15. Q. Do I incur any fees for shares purchased under the Plan?


    A. Yes. There is a transaction fee for each share purchased to cover brokerage commissions and administrative costs of the Plan. This transaction fee is not expected to exceed $0.09 per share; however, there is currently no maximum amount set for the Plan's fees. Although not anticipated, Plan participants will receive advance written notice if there is a need to charge a transaction fee of greater than $0.09 per share due to increased administrative costs or broker commissions.


SAFEKEEPING OPTION FOR COMMON STOCK CERTIFICATES

16. Q. What is the purpose and advantages of the safekeeping option?

    A. The purpose of the Plan's safekeeping option is to enable you to deposit any FirstEnergy common stock certificates into the Plan for safekeeping. The certificates are canceled and the shares are credited to your Plan account. The shares are shown on dividend checks and/or Plan account statements and otherwise treated in the same manner as shares purchased through the Plan. FirstEnergy does not offer safekeeping for preferred stock certificates.

      Benefits of the Plan's safekeeping option include: you do not have to worry or bear the cost of protecting stock certificates or replacing certificates due to loss, theft or destruction; you can request that a certificate for whole shares be issued at no cost to you at any time; and because shares held in safekeeping are treated in the same manner as shares purchased through the Plan, you may conveniently sell them through the Plan.

17. Q. How do I use the safekeeping option?

    A. At the time of Plan enrollment, you may take advantage of the safekeeping option by sending your certificate(s), unsigned, to FirstEnergy Investor Services with a Plan Enrollment Form. Or, at any time after enrollment, you may send your certificate(s), unsigned, with a signed letter of instruction requesting that FirstEnergy hold the shares in safekeeping and stating whether the dividends for shares being sent are to be reinvested or paid in cash. Registered mail is suggested when mailing certificates.

SALES, CERTIFICATE WITHDRAWALS AND CLOSING PLAN ACCOUNTS

18. Q. How do I receive a certificate for or sell a portion of my Plan shares?

    A. To receive a certificate for or to sell a portion of the shares credited to your Plan account, you must notify us of the number of whole shares to be issued in certificate form or to be sold.

19. Q. How do I close my Plan account?

    A. To close a Plan account, you must notify us and provide instructions as to whether a certificate is to be issued, the shares are to be sold, or both. If both, the number of whole shares for which a certificate is to be issued must be specified so that the remainder of the shares can be sold. When requested to issue a certificate only, or if no instructions are provided, we will issue a certificate for all whole shares credited to the account and a check for the value of any fraction of a share. The check for the fraction will be based on the closing sale price of FirstEnergy common stock, as reported in The Wall Street Journal's report of New York Stock Exchange Composite Transactions, for the trading day immediately preceding the day we process the request.

20. Q. How long does it take to withdraw certificates or close my Plan account?

    A. It normally takes less than three business days from the time we receive a request for an account to be closed or a certificate to be issued. However, if we receive your request to close your Plan account between a dividend record date and the date that the additional shares purchased with your reinvested dividend are credited to your account, your request may not be processed until the additional shares are credited to your Plan account (approximately two weeks after the dividend payment date). The additional shares purchased will be added to your account, and all shares will be issued or sold as soon as possible thereafter, depending on your instructions. Upon request, however, we can issue a certificate for or sell all whole shares currently in your Plan account, and then close your account by issuing another certificate for or selling the additional shares purchased after the shares are credited to your Plan account.

      The Plan does not provide for the automatic issuance of certificates after a purchase, and certificates for fractions of shares will not be issued under any circumstances. Certificates representing Plan shares will be issued in the name in which your account is registered. If you desire to transfer Plan shares to another registration, you should contact us for transfer instructions.

21. Q. How often are shares sold and at what price?

    A. Participants' requests to sell Plan shares will be aggregated and sold at least once a week. (See Question 20 for information on requests to sell all shares and close a Plan account after a dividend record date). We will place a market order with the Independent Agent or broker designated by us, who will sell the shares as soon as practicable. Neither FirstEnergy nor any participant will have any authority or power to direct the time or price at which shares may be sold.


      The price of the shares sold will be the weighted average price of the aggregated shares sold by the Independent Agent or designated broker less a transaction fee of $.09 per share. A check for sale of the shares, less the transaction fee, will generally be mailed to the participant three business days after the shares are sold.


22. Q. Will I incur any fees for shares sold under the Plan?


    A. Yes. There is a transaction fee for each share sold to cover brokerage commissions and administrative costs of the Plan. This transaction fee is currently $.09 per share.


STATEMENTS TO PARTICIPANTS

23. Q. Will I receive Plan account statements?

    A. If you reinvest some or all of your dividends, you will receive a Plan statement about three weeks after each dividend payment date. You will also receive a Plan statement about two weeks after any Investment Date that you invest cash.

      If you receive a dividend check for some or all of your dividends, you will receive account information on the stub attached to the check.

      In addition to periodic account statements, a Plan account history report is available at any time upon request to FirstEnergy. This report is a summary of all Plan purchases and withdrawals and provides a concise and thorough record for you.

TAX CONSEQUENCES

24. Q. What are the tax consequences of participation in the Plan?

    A. You will have the same federal income tax obligations with respect to your dividends as shareholders who are not Plan participants. This means that dividends reinvested under the Plan are taxable as ordinary income even though you did not actually receive them in cash.

      The selling of shares, including any fractional share, may give rise to a capital gain or loss for federal income tax purposes. Any such gain or loss will be determined by the difference between your net proceeds from the sale and your tax basis in the shares sold.

      The original tax basis of shares acquired through the Plan is equal to their purchase price per share, including brokerage commission and other fees. See Question 13 for information regarding the purchase price of shares acquired through the Plan.

      Any capital gain or loss will be long-term or short-term according to your holding period and current tax laws. The holding period for the shares acquired under the Plan commences the day after the applicable Investment Date.

      The above tax information is only a general discussion of certain tax aspects of an investment in the Plan. You should consult your personal tax adviser as to all of the tax consequences of participating in the Plan, including the application of current and proposed federal, state, local, foreign and other tax laws.

OTHER INFORMATION

25. Q. What happens if we issue a stock dividend or declare a stock split?

    A. Any shares of common stock distributed by us as a stock dividend on shares credited to your Plan account, or as a split of these shares, will be credited to your Plan account. Stock dividends or split shares distributed on any shares held by you in certificate form will be mailed directly to you in the same manner as to shareholders who are not participating in the Plan.

26. Q. If FirstEnergy has a rights offering, how will the rights on Plan shares be handled?

    A. Rights on shares held by you in certificate form and on any shares, both whole and fractional, credited to your Plan account will be mailed directly to you in the same manner as to shareholders not participating in the Plan.

27. Q. How will shares I hold in the Plan be voted at meetings of shareholders?

    A. You will receive a proxy card which will enable you to vote both shares credited to your Plan account and shares held by you in certificate form.

28. Q. Can shares credited to my Plan account be pledged?

    A. No. Shares credited to your Plan account may not be pledged. If you wish to pledge such shares you must request the issuance of a stock certificate for such shares.

29. Q. Who bears the risk of market price fluctuations affecting the value of Plan shares?

    A. Each individual participant in the Plan bears the risk of market price changes affecting the value of the stock. We cannot assure you of a profit or protect you against a loss on any shares you hold, purchase or sell under the Plan.

30. Q. Can FirstEnergy terminate my participation in the Plan?

    A. Yes. After mailing written notice to you, we may terminate your participation in the Plan for any reason, including if your ownership interest is less than one full share. If your participation has been terminated, you will receive (1) a certificate for any or all of the whole shares of common stock credited to your account, (2) any uninvested dividend or cash investment credited to your account and (3) a check for the cash value of any fraction of a share of common stock credited to your account. Such fraction of a share will be valued at the average of the high and low prices of FirstEnergy common stock as reported in
       The Wall Street Journal's report of New York Stock Exchange Composite Transactions for the trading day preceding the date of termination.

31. Q. May the Plan be changed, suspended or discontinued?


    A. We reserve the right, for any reason, to modify, suspend or terminate any provision of the Plan, or the Plan as a whole, at any time. All participants will receive notice of any such modification, suspension or termination. Typically, notice will be provided prior to the effectiveness of the applicable modification, suspension or termination. However, notices of suspension or termination caused by the inability to purchase or inadvisability of purchasing shares may be given after the fact. If the Plan is suspended, we may similarly, for any reason, reinstate the Plan at any time. Again, notice will be given to participants of the reinstatement and such notice may be given before or after the fact.


      Upon any termination of the Plan by us, you will receive (1) a certificate for all of the whole shares of common stock credited to your account, (2) any uninvested dividend or cash investment credited to your account and
      (3) a check for the cash value for any fraction of a share of common stock credited to your account. Such fraction of a share will be valued at the average of the high and low prices of FirstEnergy common stock as reported in The Wall Street Journal's report of New York Stock Exchange Composite Transactions for the trading day preceding the date of termination.

IF YOU HAVE QUESTIONS CONCERNING THE PLAN OR FIRSTENERGY, PLEASE CALL INVESTOR SERVICES AT 1-800-736-3402.

                                USE OF PROCEEDS

     The proceeds from the sale to the Plan of any newly issued stock will be used to meet working capital and capital expenditure requirements and for other corporate purposes.

                          DESCRIPTION OF COMMON STOCK

     Certain provisions of FirstEnergy's Amended Articles of Incorporation and Amended Code of Regulations are summarized or referred to below. The summaries are merely an outline, do not purport to be complete, do not relate to or give effect to the provisions of statutory or common law, and are qualified in their entirety by express reference to such Amended Articles of Incorporation and Amended Code of Regulations.


     FirstEnergy is authorized by its Amended Articles of Incorporation to issue 375,000,000 shares of common stock, par value $.10 per share, of which 297,636,276 shares were issued and outstanding as of December 20, 2002. The common stock currently outstanding is, and the common stock offered pursuant to this Prospectus will be, fully paid and non-assessable.



     FirstEnergy is also authorized by its Amended Articles of Incorporation to issue 5,000,000 shares of preferred stock, par value $100 per share, of which none are currently issued and outstanding. FirstEnergy's

Amended Articles of Incorporation give the Board of Directors authority to issue preferred stock from time to time in one or more classes or series. Preferred stock could be issued with terms that could delay, defer or prevent a change of control of FirstEnergy.


DIVIDEND RIGHTS

     Subject only to the prior rights and preferences of any issued and outstanding shares of FirstEnergy's preferred stock, the holders of the common stock shall be entitled to receive dividends when, as and if declared by the Board of Directors of FirstEnergy out of funds of FirstEnergy legally available therefor. There can be no assurance that funds will be legally available to pay dividends at any given time or that, if funds are available, the Board of Directors will declare a dividend.

LIQUIDATION RIGHTS

     In the event of any dissolution or liquidation of FirstEnergy, the holders of common stock shall be entitled to receive, pro rata, after the prior rights of the holders of any issued and outstanding shares of FirstEnergy's preferred stock have been satisfied, all of the assets of FirstEnergy that remain available for distribution after payment in full of all liabilities of FirstEnergy.

VOTING RIGHTS

     The holders of FirstEnergy common stock are entitled to one vote on each matter submitted for their vote at any meeting of the shareholders of FirstEnergy for each share of FirstEnergy common stock held as of the record date for such meeting. Under FirstEnergy's Amended Articles of Incorporation, the voting rights, if any, of FirstEnergy preferred stock may differ from the voting rights of FirstEnergy common stock. The holders of common stock are not entitled to cumulate their votes for the election of directors. FirstEnergy's Amended Articles of Incorporation provide that the Board of Directors be divided into three classes with the term of office of the respective classes to expire in successive years.

     In order to amend or repeal, or adopt any provision inconsistent with, the provisions of FirstEnergy's Amended Articles of Incorporation dealing with (a) the right of the Board of Directors to establish the terms of unissued shares or to authorize the acquisition by FirstEnergy of its outstanding shares; (b) the absence of cumulative voting and preemptive rights; or (c) the requirement that at least 80% of the voting power of FirstEnergy's outstanding shares must approve the foregoing, at least 80% of the voting power of FirstEnergy's outstanding shares must approve. In addition, the approval of at least 80% of the voting power of FirstEnergy's outstanding shares must be obtained to amend or repeal the provisions of FirstEnergy's Amended Code of Regulations dealing with (a) the time and place of shareholders' meetings, the manner in which special meetings of shareholders are called or the way business is conducted at such meetings; (b) the number, election and terms of directors, the manner of filling vacancies on the Board of Directors, the removal of directors or the manner in which directors are nominated; or (c) the indemnification of officers or directors. Amendment of the provision of the Amended Code of Regulations that requires the approval of 80% of the voting power of FirstEnergy's outstanding shares in the instances enumerated above requires the same level of approval.

     Adoption of amendments to FirstEnergy's Amended Articles of Incorporation (other than those requiring 80% approval as specified above), adoption of a plan of merger, consolidation or reorganization, authorization of a sale or other disposition of all or substantially all of the assets of FirstEnergy not made in the usual and regular course of its business or adoption of a resolution of dissolution, and any other matter which would otherwise require a two-thirds approving vote, require the approval of two-thirds of the voting power of FirstEnergy's outstanding shares, unless FirstEnergy's Board of Directors provides otherwise, in which case, these matters will require the approval of a majority of the voting power of FirstEnergy's outstanding shares and the approval of a majority of the voting power of any shares entitled to vote as a class.

SHAREHOLDER RIGHTS AGREEMENTS

     On November 18, 1997, FirstEnergy authorized assignment of one share purchase right for each outstanding share of FirstEnergy common stock. Each right entitles the registered holder to purchase one share of FirstEnergy common stock at a purchase price of $70 per share, when the rights become exercisable.

     The following description of the rights is qualified in its entirety by reference to the terms of the rights agreement between FirstEnergy and The Bank of New York, as rights agent.

     The rights are not exercisable until the earlier of:

     - ten days following a public announcement that a person or group, including any affiliates or associates of such person or group, has acquired or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of FirstEnergy common stock (an "Acquiring Person"); or

     - ten days following the commencement or announcement of an intention to make a tender offer or exchange offer which would result in any person or group (and related persons) having beneficial ownership of 25% or more of the outstanding shares of FirstEnergy common stock.

     The rights will expire on November 28, 2007, unless that date is extended or the rights are earlier redeemed by FirstEnergy and exchanged for shares of FirstEnergy common stock, as described below.

     In the event that (i) FirstEnergy merges with or is involved in a business combination transaction with an Acquiring Person, (ii) 50% or more of FirstEnergy's consolidated assets or earning power are sold to an Acquiring Person, (iii) an Acquiring Person acquires 25% or more of the outstanding shares of FirstEnergy common stock or (iv) an Acquiring Person engages in one or more self-dealing transactions with FirstEnergy, each holder of a right, other than rights beneficially owned by an Acquiring Person, which become void, will have the right to receive upon exercise that number of shares of FirstEnergy common stock or stock of the acquiring company, as the case may be, having an average market value during a specified time period of two times the purchase price provided for in the right.

     At any time after a person or group acquires beneficial ownership of 15% or more of the outstanding shares of FirstEnergy common stock and prior to the acquisition by such person or group of 50% or more of the then outstanding shares of FirstEnergy common stock, FirstEnergy may exchange all or part of the then outstanding rights (other than rights owned by such person or group which have become void) for shares of FirstEnergy common stock.

     At any time prior to the tenth day following the acquisition by a person or group of beneficial ownership of 15% or more of the outstanding shares of FirstEnergy common stock, FirstEnergy may redeem the rights in whole, but not in part, at a price of $.001 per right.

     The rights may have anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire FirstEnergy unless the rights are redeemed by FirstEnergy's Board of Directors. However, it can be expected that the rights would not interfere with any merger or other business combination approved by the Board of Directors.

NO PREEMPTIVE OR CONVERSION RIGHTS

     Holders of FirstEnergy common stock have no preemptive or conversion rights and are not subject to further calls or assessments by FirstEnergy. There are no redemption or sinking fund provisions applicable to the common stock.

LISTING

     Shares of FirstEnergy common stock are traded on the New York Stock Exchange under the symbol "FE."

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the common stock of FirstEnergy is FirstEnergy Securities Transfer Company, a wholly owned subsidiary of FirstEnergy.

DIVIDEND INFORMATION

     Cash dividends declared and paid, per share of our common stock, for each quarter of 2002, 2001 and 2000 were $0.375. Dividends on our common stock are paid as declared by our board of directors and are typically paid on the first day of March, June, September and December. Future dividends will depend on our future earnings and the ability of our regulated subsidiaries to pay cash dividends to us which are subject to certain regulatory limitations and also subject to charter and indenture limitations for some of those subsidiaries' that may, in general, restrict the amount of retained earnings available for these dividends. These provisions, however, do not currently materially restrict payment of these dividends.

                                 LEGAL MATTERS

     The legality of the common stock offered by this Prospectus has been passed upon for FirstEnergy by Gary D. Benz, Esq., Associate General Counsel of FirstEnergy. As of December 16, 2002, Mr. Benz owned 2,405 shares of FirstEnergy common stock.

                                    EXPERTS

     Our former independent public accountants, Arthur Andersen LLP have not consented to the incorporation by reference of their report in this Prospectus on our consolidated financial statements for the year ended December 31, 2001, and we have dispensed with the requirement to file their consent in reliance upon Rule 437a under the Securities Act of 1933. Because Arthur Andersen LLP have not consented to the incorporation by reference of their report in this Prospectus, you will not be able to recover against Arthur Andersen LLP under
Section 11 of the Securities Act of 1933 for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated therein.

     With respect to our unaudited interim consolidated financial information for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002, incorporated by reference in this Prospectus, PricewaterhouseCoopers LLP, independent public accountants, have applied limited procedures in accordance with professional standards for reviews of that information. However, their separate reports dated May 15, 2002, August 8, 2002, and November 13, 2002, incorporated by reference in this Prospectus, state that they did not audit and they do not express opinions on that unaudited interim consolidated financial information. Accordingly, the degree of reliance on their reports on that information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim consolidated financial information because these reports are not "reports" or "parts" of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of that Act.

                      WHERE YOU CAN FIND MORE INFORMATION

     We are required by the Securities Exchange Act of 1934 to file annual, quarterly and special reports and other information with the SEC. These reports and other information can be inspected and copied at the SEC's public reference room at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also read and copy these SEC filings by visiting the SEC's Web site at http://www.sec.gov or our Web site at http://www.firstenergycorp.com. Information contained on our Website does not constitute part of this Prospectus.

     We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 with respect to the securities offered by this Prospectus. This Prospectus does not contain all of the information included in the registration statement. For further information, you should refer to the registration statement.

     The SEC allows us to incorporate by reference in this Prospectus the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus. The information included in this Prospectus is not complete, and should be read together with the information incorporated by reference. We incorporate by reference in this Prospectus the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until the termination of this offering; information we file in the future with the SEC will automatically update and supersede this information:

     - FirstEnergy's Annual Report on Form 10-K for the year ended December 31, 2001;

     - FirstEnergy's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002; and

     - FirstEnergy's Current Reports on Form 8-K filed April 18, 2002 (as amended on May 7 and May 9, 2002), May 9, 2002, May 24, 2002, August 1, 2002, August 9, 2002, August 12, 2002, August 23, 2002, September 11,
       2002, September 24, 2002, October 7, 2002, October 31, 2002, December 2, 2002, December 3, 2002, December 20, 2002, January 17, 2003, and January 21, 2003 respectively.

     You may also request additional copies of these reports or copies of our other SEC filings at no cost by writing or telephoning us at the following address:

                               FirstEnergy Corp.
                              76 South Main Street
                             Akron, Ohio 44308-1890
                         Attention: Corporate Secretary
                                 (800) 736-3402

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Registration fee............................................  $ 18,000
Costs of printing and engraving*............................    15,000
Legal fees and expenses*....................................    45,000
Accounting fees and expenses*...............................    15,000
Miscellaneous expenses*.....................................     7,000
     Total..................................................  $100,000

---------------

* Estimated

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 1701.13(E) of Title 17 of Page's Ohio Revised Code Annotated gives a corporation incorporated under the laws of Ohio power to indemnify any person who is or has been a director, officer or employee of that corporation, or of another corporation at the request of that corporation, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, criminal or civil, to which he is or may be made a party because of being or having been such director, officer or employee, provided that in connection therewith, such person is determined to have acted in good faith in what he reasonably believed to be in or not opposed to the best interest of the corporation of which he is a director, officer or employee, and without reasonable cause, in the case of a criminal matter, to believe that his conduct was unlawful. The determination as to the conditions precedent to the permitted indemnification of such person is made by the directors of the indemnifying corporation acting at a meeting at which, for the purpose, any director who is a party to or threatened with any such action, suit or proceeding may not be counted in determining the existence of a quorum and may not vote. If, because of the foregoing limitations, the directors are unable to act in this regard, such determination may be made by the majority vote of the corporation's voting shareholders (or without a meeting upon two-thirds written consent of such shareholders), by judicial proceeding or by written opinion of independent legal counsel other than an attorney, or a firm having associated with it an attorney who has been retained by or who has performed services for the corporation or any person to be indemnified during the five years preceding the date of determination.

     Regulation 31 of the Registrant's Amended Code of Regulations provides as follows:

     "The Corporation shall indemnify, to the full extent then permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a member of the Board of Directors or an officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The Corporation shall pay, to the full extent then required by law, expenses, including attorney's fees, incurred by a member of the Board of Directors in defending any such action, suit or proceeding as they are incurred, in advance of the final disposition thereof, and may pay, in the same manner and to the full extent then permitted by law, such expenses incurred by any other person. The indemnification and payment of expenses provided hereby shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under any law, the Amended Articles of Incorporation, any agreement, vote of shareholders or disinterested members of the Board of Directors, or otherwise, both as to action in official capacities and as to action in another capacity while he or she is a member of the Board of Directors, or an officer, employee or agent of the Corporation, and shall continue as to a person who has ceased to be a member of the Board of Directors, trustee, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person."

     Section 1701.13(E) of Title 17 of Page's Ohio Revised Code Annotated provides that the indemnification thereby permitted shall not be exclusive of any other rights that directors, officers or employees may have, including rights under insurance purchased by the corporation.

     Regulation 32 of the Registrant's Amended Code of Regulations provides as follows:

     "The Corporation may, to the full extent then permitted by law and authorized by the Board of Directors, purchase and maintain insurance or furnish similar protection, including but not limited to trust funds, letters of credit or self-insurance, on behalf of or for any persons described in Regulation 31 against any liability asserted against and incurred by any such person in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify such person against such liability. Insurance may be purchased from or maintained with a person in which the Corporation has a financial interest."

     The Registrant maintains and pays the premium on contracts insuring the Registrant (with certain exclusions) against any liability to directors and officers they may incur under the above indemnity provisions and insuring each director and officer of the Registrant (with certain exclusions) against liability and expense, including legal fees, which he or she may incur by reason of his or her relationship to the Registrant, even if the Registrant does not have the obligation or right to indemnify him or her against such liability or expense.

ITEM 16.  EXHIBITS

     The following exhibits are incorporated by reference into this registration statement or are filed herewith and made a part hereof:

EXHIBIT NO.                           DESCRIPTION
-----------                           -----------
    4  (a)*   Amended Articles of Incorporation of FirstEnergy Corp.
              (Registration No. 333-21011, Exhibit (3)-1).
    4  (b)*   FirstEnergy Corp. Amended Code of Regulations (Registration
              No. 333-21011, Exhibit (3)-2).
    4  (c)*   Form of Common Stock Certificate (incorporated by reference from Registration No. 333-40063, Exhibit 4(c)).
    4  (d)*   Rights Agreement, dated as of November 18, 1997, between
              FirstEnergy Corp. and The Bank of New York and form of Right
              Certificate (incorporated by reference from current Report on Form 8-K, dated November 18, 1997, Exhibit 4.1).
    5  **     Opinion of Gary D. Benz, Esq., Associate General Counsel of
              FirstEnergy Corp., as to the securities being registered.
   15  **     Letter of PricewaterhouseCoopers LLP re unaudited interim
              financial information.
   23  **     Consent of Gary D. Benz, Esq. (contained in Exhibit 5).
   24.1**     Power of Attorney

---------------

 * Incorporated by reference.

** Previously filed.

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers of sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
     1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Akron, State of Ohio, on the 11th day of February, 2003.


                                         FIRSTENERGY CORP.
                                         (Registrant)


                                                    /s/ H. PETER BURG

                                         ---------------------------------------
                                                      H. Peter Burg
                                                Chairman of the Board and
                                                 Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.




                  H. PETER BURG*                      Chairman of the Board and    February 11, 2003
 ------------------------------------------------      Chief Executive Officer
                  H. Peter Burg                         (Principal Executive
                                                              Officer)


                RICHARD H. MARSH*                     Senior Vice President and    February 11, 2003
 ------------------------------------------------      Chief Financial Officer
                 Richard H. Marsh                       (Principal Financial
                                                              Officer)


                HARVEY L. WAGNER*                    Vice President, Controller    February 11, 2003
 ------------------------------------------------       and Chief Accounting
                 Harvey L. Wagner                        Officer (Principal
                                                         Accounting Officer)


              ANTHONY J. ALEXANDER*                  President, Chief Operating    February 11, 2003
 ------------------------------------------------       Officer and Director
               Anthony J. Alexander


               CAROL A. CARTWRIGHT*                           Director             February 11, 2003
 ------------------------------------------------
               Carol A. Cartwright


                WILLIAM F. CONWAY*                            Director             February 11, 2003
 ------------------------------------------------
                William F. Conway


             ROBERT B. HEISLER, JR.*                          Director             February 11, 2003
 ------------------------------------------------
              Robert B. Heisler, Jr.



               ROBERT L. LOUGHHEAD*                           Director             February 11, 2003
 ------------------------------------------------
               Robert L. Loughhead


                RUSSELL W. MAIER*                             Director             February 11, 2003
 ------------------------------------------------
                 Russell W. Maier


                JOHN M. PIETRUSKI*                            Director             February 11, 2003
 ------------------------------------------------
                John M. Pietruski


              ROBERT N. POKELWALDT*                           Director             February 11, 2003
 ------------------------------------------------
               Robert N. Pokelwaldt


                 PAUL J. POWERS*                              Director             February 11, 2003
 ------------------------------------------------
                  Paul J. Powers


                CATHERINE A. REIN*                            Director             February 11, 2003
 ------------------------------------------------
                Catherine A. Rein


                ROBERT C. SAVAGE*                             Director             February 11, 2003
 ------------------------------------------------
                 Robert C. Savage


                 GEORGE M. SMART*                             Director             February 11, 2003
 ------------------------------------------------
                 George M. Smart


              CARLISLE A. H. TROST*                           Director             February 11, 2003
 ------------------------------------------------
               Carlisle A. H. Trost


             JESSE T. WILLIAMS, SR.*                          Director             February 11, 2003
 ------------------------------------------------
              Jesse T. Williams, Sr.


                PATRICIA K. WOOLF*                            Director             February 11, 2003
 ------------------------------------------------
                Patricia K. Woolf


             *By: /s/ LUCAS F. TORRES                                              February 11, 2003
     ---------------------------------------
                 Lucas F. Torres
                 Attorney-in-fact

                               INDEX TO EXHIBITS

EXHIBIT NO.                           DESCRIPTION
-----------                           -----------
    4  (a)*   Amended Articles of Incorporation of FirstEnergy Corp.
              (Registration No. 333-21011, Exhibit (3)-1).
    4  (b)*   FirstEnergy Corp. Amended Code of Regulations (Registration
              No. 333-21011, Exhibit (3)-2).
    4  (c)*   Form of Common Stock Certificate (incorporated by reference from Registration No. 333-40063, Exhibit 4(c)).
    4  (d)*   Rights Agreement, dated as of November 18, 1997, between
              FirstEnergy Corp. and The Bank of New York and form of Right
              Certificate (incorporated by reference from current Report on Form 8-K, dated November 18, 1997, Exhibit 4.1).
    5  **     Opinion of Gary D. Benz, Esq., Associate General Counsel of
              FirstEnergy Corp., as to the securities being registered.
   15  **     Letter of PricewaterhouseCoopers LLP re unaudited interim
              financial information.
   23  **     Consent of Gary D. Benz, Esq. (contained in Exhibit 5).
   24.1**     Power of Attorney

---------------

 * Incorporated by reference.

** Previously filed.